   As filed with the U.S. Securities and Exchange Commission on July 24, 2026

Securities Act File No. 333-294277

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933   X

Pre-Effective Amendment No.

Post-Effective Amendment No. 2

VOYA EQUITY TRUST

(Exact Name of Registrant as Specified in Charter)

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

(Address of Principal Executive Offices)

1-800-992-0180

(Registrant’s Telephone Number, Including Area Code)

Joanne F. Osberg, Esq.

Voya Investments, LLC

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

(Name and Address of Agent for Service)

With copies to:

Elizabeth J. Reza, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199-3600

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d)

under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the

Investment Company Act of 1940, as amended.

Title of Securities Being Registered: Class R, Class I, Class R6, and Class A shares of beneficial interest in the series of the registrant designated as Voya MidCap Opportunities Fund.

EXPLANATORY NOTE

The purpose of this filing is to file as an exhibit to the Registrant’s Registration Statement on Form N-14 the opinion of counsel supporting the tax matters and consequences to shareholders in connection with the reorganization of VY® Baron Growth Portfolio, a series of Voya Partners, Inc., with and into Voya MidCap Opportunities Fund, a series of Voya Equity Trust (the “Registrant”), as required by Item 16(12) of Form N-14. Accordingly, this Post Effective Amendment (the “Amendment”) consists only of a facing page, this explanatory note, and Part C of the Registration Statement setting forth the exhibits to the Registration Statement. The Registrant hereby incorporates by reference the Proxy Statement/Prospectus and Statement of Additional Information filed as Parts A and B, respectively, to Registrant’s Form N-14 (File No. 333-294277) filed with the U.S. Securities and Exchange Commission on April 22, 2026. This Amendment does not modify any other part of the Registration Statement.

PART C.
OTHER INFORMATION
Item 15. Indemnification
Section 4.3 of the Trust’s Declaration of Trust provides the following:
(a)
Subject to the exceptions and limitations contained in paragraph (b) below:
(i)
every person who is, or has been, a Trustee or officer of the Trust shall be indemnified by the Trust to the fullest extent permitted by law against all liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding in which he becomes involved as a party or otherwise by virtue of his being or having been a Trustee or officer and against amounts paid or incurred by him in the settlement thereof; and
(ii)
the words “claim”, “action,” “suit,” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal, administrative or other including appeals), actual or threatened; and the words “liability” and “expenses” shall include, without limitation, attorneys fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities.
(b)
No indemnification shall be provided hereunder to a Trustee or officer:
(i)
against any liability to the Trust, a Series thereof, or the Shareholders by reason of a final adjudication by a court or other body before which a proceeding was brought that he engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office;
(ii)
with respect to any matter as to which he shall have been finally adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Trust; or
(iii)
in the event of a settlement or other disposition not involving a final adjudication as provided in paragraph (b) (i) or (b) (ii) resulting in a payment by a Trustee or officer, unless there has been a determination that such Trustee or officer did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office:
(A)
by the court or other body approving the settlement or other disposition; or
(B)
based upon a review of readily available facts (as opposed to a full trial-type inquiry) by (x) vote of a majority of the Disinterested Trustees acting on the matter (provided that a majority of the Disinterested Trustees then in office act on the matter) or (y) written opinion of independent legal counsel.
(c)
The rights of indemnification herein provided may be insured against by policies maintained by the Trust, shall be severable, shall not affect any other rights to which any Trustee or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such Trustee or officer and shall inure to the benefit of the heirs, executors, administrators and assigns of such a person. Nothing contained herein shall affect any rights to indemnification to which personnel of the Trust other than Trustees and officers may be entitled by contract or otherwise under law.
(d)
Expenses of preparation and presentation of a defense to any claim, action, suit or proceeding of the character described in paragraph (a) of this Section 4.3 may be advanced by the Trust prior to final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification under this Section 4.3, provided that either:
(i)
such undertaking is secured by a surety bond or some other appropriate security provided by the recipient, or the Trust shall be insured against losses arising out of any such advances; or
(ii)
a majority of the Disinterested Trustees acting on the matter (provided that a majority of the Disinterested Trustees act on the matter) or an independent legal counsel in a written opinion shall determine, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the recipient ultimately will be found entitled to indemnification.
As used in this Section 4.3, a “Disinterested Trustee” is one who is not (i) an Interested Person of the Trust (including anyone who has been exempted from being an Interested Person by any rule, regulation or order of the Commission), or (ii) involved in the claim, action, suit or proceeding.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”) may be permitted to Trustees, officers and controlling persons of the Trust pursuant to the foregoing provisions or otherwise, the Trust has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Trust of expenses incurred or paid by a Trustee, officer or controlling person of the Trust in connection with the successful defense of any action suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the shares being registered, the Trust will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Act and be governed by final adjudication of such issue.
Item 16. Exhibits
16 (1)(a)
Amended and Restated Declaration of Trust for ING Equity Trust (the “Trust”), dated February 25, 2003 (the
“Declaration of Trust”) – Filed as an Exhibit to Post-Effective Amendment No. 43 to the Trust’s Form N-1A
Registration Statement on September 30, 2003 and incorporated herein by reference.

16 (1)(b)
Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01 Per Share,
dated April 21, 2003 (establish ING Principal Protection Fund VIII) – Filed as an Exhibit to Post-Effective
Amendment No. 46 to the Trust’s Form N-1A Registration Statement on January 9, 2004 and incorporated herein by reference.

16 (1)(c)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective June 2, 2003
(redesignation of ING Research Enhanced Index Fund to ING Disciplined LargeCap Fund) – Filed as an Exhibit
to Post-Effective Amendment No. 46 to the Trust’s Form N-1A Registration Statement on January 9, 2004 and
incorporated herein by reference.

16 (1)(d)
Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01 Per Share,
dated November 1, 2003 (establish ING Principal Protection Fund IX) – Filed as an Exhibit to Post-Effective
Amendment No. 46 to the Trust’s Form N-1A Registration Statement on January 9, 2004 and incorporated herein by reference.

16 (1)(e)
Certificate of Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value
$0.01 Per Share, dated January 20, 2004 (establish ING Principal Protection Fund X) – Filed as an Exhibit to
Post-Effective Amendment No. 50 to the Trust’s Form N-1A Registration Statement on April 5, 2004 and
incorporated herein by reference.

16 (1)(f)
Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01 Per Share,
effective November 11, 2003 (establish ING LargeCap Value Fund) – Filed as an Exhibit to Post-Effective
Amendment No. 49 to the Trust’s Form N-1A Registration Statement on January 27, 2004 and incorporated herein by reference.

16 (1)(g)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective November 11, 2003 (abolish Class Q shares from ING Principal Protection Fund VIII and
ING Disciplined LargeCap Fund) – Filed as an Exhibit to Post-Effective Amendment No. 50 to the Trust’s Form
N-1A Registration Statement on April 5, 2004 and incorporated herein by reference.

16 (1)(h)
Certificate of Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value
$0.01 Per Share, dated February 25, 2004 (establish ING Principal Protection Fund XI) – Filed as an Exhibit to
Post-Effective Amendment No. 52 to the Trust’s Form N-1A Registration Statement on May 7, 2004 and
incorporated herein by reference.

16 (1)(i)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective June 15, 2004 (establish Class O shares for ING Financial Services Fund and ING Real
Estate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 54 to the Trust’s Form N-1A Registration
Statement on June 14, 2004 and incorporated herein by reference.

16 (1)(j)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective August 25, 2003 (abolish Class Q shares from ING Principal Protection Fund VII) – Filed as an Exhibit to Post-Effective Amendment No. 58 to the Trust’s Form N-1A Registration Statement on
September 27, 2004 and incorporated herein by reference.

16 (1)(k)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective September 2, 2003 (abolish Class Q shares from ING Principal Protection Fund V) – Filed as an Exhibit to Post-Effective Amendment No. 58 to the Trust’s Form N-1A Registration Statement on
September 27, 2004 and incorporated herein by reference.

16 (1)(l)
Abolition of Series of Shares of Beneficial Interest, dated October 16, 2003 (abolish ING Large Company Value
Fund) – Filed as an Exhibit to Post-Effective Amendment No. 58 to the Trust’s Form N-1A Registration
Statement on September 27, 2004 and incorporated herein by reference.

16 (1)(m)
Abolition of Series of Shares of Beneficial Interest, dated April 17, 2004 (abolish ING Growth Opportunities
Fund) – Filed as an Exhibit to Post-Effective Amendment No. 58 to the Trust’s Form N-1A Registration
Statement on September 27, 2004 and incorporated herein by reference.

16 (1)(n)
Certificate of Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value
$0.01 Per Share, dated September 2, 2004 (establish ING Principal Protection Fund XII) – Filed as an Exhibit to
Post-Effective Amendment No. 58 to the Trust’s Form N-1A Registration Statement on September 27, 2004 and
incorporated herein by reference.

16 (1)(o)
Plan of Liquidation and Dissolution of Series (ING Tax Efficient Equity Fund), effective September 3, 2004 –
Filed as an Exhibit to Post-Effective Amendment No. 61 to the Trust’s Form N-1A Registration Statement on
November 12, 2004 and incorporated herein by reference.

16 (1)(p)
Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01 Per Share,
effective January 31, 2005 (establish ING MidCap Value Choice Fund and ING SmallCap Value Choice Fund) –
Filed as an Exhibit to Post-Effective Amendment No. 63 to the Trust’s Form N-1A Registration Statement on
January 25, 2005 and incorporated herein by reference.

16 (1)(q)
Certificate of Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value
$0.01 Per Share, dated January 17, 2005 (establish ING Principal Protection Fund XIII) – Filed as an Exhibit to
Post-Effective Amendment No. 63 to the Trust’s Form N-1A Registration Statement on January 25, 2005 and
incorporated herein by reference.

16 (1)(r)
Certificate of Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value
$0.01 Per Share, dated February 1, 2005 (establish ING Principal Protection Fund XIV) – Filed as an Exhibit to
Post-Effective Amendment No. 63 to the Trust’s Form N-1A Registration Statement on January 25, 2005 and
incorporated herein by reference.

16 (1)(s)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective April 29, 2005 (establish Class I shares for ING MidCap Value Choice Fund and ING
SmallCap Value Choice Fund) – Filed as an Exhibit to Post-Effective Amendment No. 65 to the Trust’s Form
N-1A Registration Statement on April 28, 2005 and incorporated herein by reference.

16 (1)(t)
Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01 Per Share,
effective December 12, 2005 (establish ING Fundamental Research Fund and ING Opportunistic LargeCap
Fund) – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Trust’s Form N-1A Registration
Statement on December 23, 2005 and incorporated herein by reference.

16 (1)(u)
Abolition of Series of Shares of Beneficial Interest, dated March 30, 2006 (abolish ING Equity and Bond Fund)
– Filed as an Exhibit to Post-Effective Amendment No. 73 to the Trust’s Form N-1A Registration Statement on
September 22, 2006 and incorporated herein by reference.

16 (1)(v)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective June 6, 2006 (abolish Class Q shares from ING Principal Protection Fund II, ING Principal
Protection Fund III, and ING Principal Protection Fund VI) – Filed as an Exhibit to Post-Effective Amendment
No. 73 to the Trust’s Form N-1A Registration Statement on September 22, 2006 and incorporated herein by reference.

16 (1)(w)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective October 12, 2006
(redesignation of ING Principal Protection Fund to ING Index Plus LargeCap Equity Fund) – Filed as an
Exhibit to Post-Effective Amendment No. 74 to the Trust’s Form N-1A Registration Statement on October 10,
2006 and incorporated herein by reference.

16 (1)(x)
Abolition of Series of Shares of Beneficial Interest, dated October 24, 2006 (abolish ING Convertible Fund) –
Filed as an Exhibit to Post-Effective Amendment No. 79 to the Trust’s Form N-1A Registration Statement on
July 26, 2007 and incorporated herein by reference.

16 (1)(y)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective December 15, 2006
(redesignation of ING MidCap Value Choice Fund to ING Value Choice Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 79 to the Trust’s Form N-1A Registration Statement on July 26, 2007 and
incorporated herein by reference.

16 (1)(z)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective February 1, 2007
(redesignation of ING Principal Protection Fund II to ING Index Plus LargeCap Equity Fund II) – Filed as an
Exhibit to Post-Effective Amendment No. 79 to the Trust’s Form N-1A Registration Statement on July 26, 2007
and incorporated herein by reference.

16 (1)(aa)
Abolition of Series of Shares of Beneficial Interest, dated March 12, 2007 (abolish ING Disciplined Large Cap
Fund) – Filed as an Exhibit to Post-Effective Amendment No. 79 to the Trust’s Form N-1A Registration
Statement on July 26, 2007 and incorporated herein by reference.

16 (1)(bb)
Abolition of Series of Shares of Beneficial Interest, dated May 30, 2007 (abolish ING MidCap Value Fund and
ING SmallCap Value Fund) – Filed as an Exhibit to Post-Effective Amendment No. 79 to the Trust’s Form
N-1A Registration Statement on July 26, 2007 and incorporated herein by reference.

16 (1)(cc)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective June 6, 2007
(redesignation of ING Principal Protection Fund III to ING Index Plus LargeCap Equity Fund III) – Filed as an
Exhibit to Post-Effective Amendment No. 79 to the Trust’s Form N-1A Registration Statement on July 26, 2007
and incorporated herein by reference.

16 (1)(dd)
Abolition of Series of Shares of Beneficial Interest, dated October 19, 2004 (abolish ING Tax Efficient Equity
Fund) – Filed as an Exhibit to Post-Effective Amendment No. 82 to the Trust’s Form N-1A Registration
Statement on September 27, 2007 and incorporated herein by reference.

16 (1)(ee)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective October 9, 2007
(redesignation of ING Principal Protection Fund IV to ING Index Plus LargeCap Equity Fund IV) – Filed as an
Exhibit to Post-Effective Amendment No. 83 to the Trust’s Form N-1A Registration Statement on October 4,
2007 and incorporated herein by reference.

16 (1)(ff)
Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01 Per Share,
effective November 19, 2007 (establish ING Equity Dividend Fund) – Filed as an Exhibit to Post-Effective
Amendment No. 86 to the Trust’s Form N-1A Registration Statement on December 3, 2007 and incorporated herein by reference.

16 (1)(gg)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective November 19, 2007 (establish Class W shares for ING LargeCap Value Fund, ING
Opportunistic LargeCap Fund, ING Real Estate Fund, ING SmallCap Opportunities Fund, ING SmallCap Value
Choice Fund, and ING Value Choice Fund) – Filed as an Exhibit to Post-Effective Amendment No. 87 to the
Trust’s Form N-1A Registration Statement on December 14, 2007 and incorporated herein by reference.

16 (1)(hh)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective January 23, 2008
(redesignation of ING Principal Protection Fund V to ING Index Plus LargeCap Equity Fund V) – Filed as an
Exhibit to Post-Effective Amendment No. 88 to the Trust’s Form N-1A Registration Statement on January 22,
2008 and incorporated herein by reference.

16 (1)(ii)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective April 23, 2008
(redesignation of ING Principal Protection Fund VI to ING Index Plus LargeCap Equity Fund VI) – Filed as an
Exhibit to Post-Effective Amendment No. 90 to the Trust’s Form N-1A Registration Statement on April 23, 2008
and incorporated herein by reference.

16 (1)(jj)
Amended Establishment and Designation of Series and Classes of Beneficial Interest, Par Value $0.01 Per Share,
effective May 30, 2008 (establish Class O shares for ING MidCap Opportunities Fund and ING Value Choice
Fund) – Filed as an Exhibit to Post-Effective Amendment No. 92 to the Trust’s Form N-1A Registration
Statement on June 4, 2008 and incorporated herein by reference.

16 (1)(kk)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective June 27, 2008
(redesignation of ING Principal Protection Fund VII to ING Index Plus LargeCap Equity Fund VII) – Filed as
an Exhibit to Post-Effective Amendment No. 93 to the Trust’s Form N-1A Registration Statement on June 23,
2008 and incorporated herein by reference.

16 (1)(ll)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective December 23, 2008
(redesignation of ING Principal Protection Fund VIII to ING Index Plus LargeCap Equity Fund VIII) – Filed as
an Exhibit to Post-Effective Amendment No. 97 to the Trust’s Form N-1A Registration Statement on
December 18, 2008 and incorporated herein by reference.

16 (1)(mm)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective April 22, 2009
(redesignation of ING Principal Protection Fund IX to ING Index Plus LargeCap Equity Fund IX) – Filed as an
Exhibit to Post-Effective Amendment No. 99 to the Trust’s Form N-1A Registration Statement on April 15, 2009
and incorporated herein by reference.

16 (1)(nn)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective June 1, 2009 (establish Class W shares for ING Equity Dividend Fund and ING MidCap
Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 100 to the Trust’s Form N-1A
Registration Statement on May 29, 2009 and incorporated herein by reference.

16 (1)(oo)
Plan of Liquidation and Dissolution of Series (ING Index Plus LargeCap Equity Fund VIII), effective July 13,
2009 – Filed as an Exhibit to Post-Effective Amendment No. 103 to the Trust’s Form N-1A Registration
Statement on August 14, 2009 and incorporated herein by reference.

16 (1)(pp)
Plan of Liquidation and Dissolution of Series (ING Index Plus LargeCap Equity Fund IX), effective July 13,
2009 – Filed as an Exhibit to Post-Effective Amendment No. 103 to the Trust’s Form N-1A Registration
Statement on August 14, 2009 and incorporated herein by reference.

16 (1)(qq)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective August 17, 2009
(redesignation of ING Principal Protection Fund X to ING Index Plus LargeCap Equity Fund X) – Filed as an
Exhibit to Post-Effective Amendment No. 106 to the Trust’s Form N-1A Registration Statement on
September 24, 2010 and incorporated herein by reference.

16 (1)(rr)
Abolition of Series of Shares of Beneficial Interest, dated September 14, 2009 (abolish ING Index Plus
LargeCap Equity Fund VIII and ING Index Plus LargeCap Equity Fund IX) – Filed as an Exhibit to
Post-Effective Amendment No. 106 to the Trust’s Form N-1A Registration Statement on September 24, 2010
and incorporated herein by reference.

16 (1)(ss)
Amended Certificate of Establishment and Designation of Series and Classes of Shares of Beneficial Interest,
Par Value $0.01 Per Share, effective September 30, 2009 (establish Class W shares for ING Growth
Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 104 to the Trust’s Form N-1A
Registration Statement on September 25, 2009 and incorporated herein by reference.

16 (1)(tt)
Certificate of Amendment of Declaration of Trust, effective November 20, 2009 (amend Section 5.13 of the
Declaration of Trust) – Filed as an Exhibit to Post-Effective Amendment No. 106 to the Trust’s Form N-1A
Registration Statement on September 24, 2010 and incorporated herein by reference.

16 (1)(uu)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective December 7, 2009 (abolish Class Q shares from ING Growth Opportunities Fund, ING
MidCap Opportunities Fund, ING Real Estate Fund, and ING SmallCap Opportunities Fund) – Filed as an
Exhibit to Post-Effective Amendment No. 106 to the Trust’s Form N-1A Registration Statement on
September 24, 2010 and incorporated herein by reference.

16 (1)(vv)
Abolition of Series of Shares of Beneficial Interest, dated February 8, 2010 (abolish ING SmallCap Value
Multi-Manager Fund) – Filed as an Exhibit to Post-Effective Amendment No. 106 to the Trust’s Form N-1A
Registration Statement on September 24, 2010 and incorporated herein by reference.

16 (1)(ww)
Abolition of Series of Shares of Beneficial Interest, dated March 25, 2010 (abolish ING Principal Protection
Fund XIII and ING Principal Protection Fund XIV) – Filed as an Exhibit to Post-Effective Amendment No. 106
to the Trust’s Form N-1A Registration Statement on September 24, 2010 and incorporated herein by reference.

16 (1)(xx)
Plan of Liquidation and Dissolution of Series (ING Index Plus LargeCap Equity Fund X), effective
September 14, 2009 – Filed as an Exhibit to Post-Effective Amendment No. 106 to the Trust’s Form N-1A
Registration Statement on September 24, 2010 and incorporated herein by reference.

16 (1)(yy)
Plan of Liquidation and Dissolution of Series (ING Principal Protection Fund XI), effective September 14, 2009
– Filed as an Exhibit to Post-Effective Amendment No. 106 to the Trust’s Form N-1A Registration Statement on
September 24, 2010 and incorporated herein by reference.

16 (1)(zz)
Plan of Liquidation and Dissolution of Series (ING Principal Protection Fund XII), effective December 1, 2009
– Filed as an Exhibit to Post-Effective Amendment No. 106 to the Trust’s Form N-1A Registration Statement on
September 24, 2010 and incorporated herein by reference.

16 (1)(aaa)
Plan of Recapitalization (recapitalization of Class Q shares as Class W shares for ING Growth Opportunities
Fund, ING MidCap Opportunities Fund, ING Real Estate Fund, and ING SmallCap Opportunities Fund),
effective September 10, 2009 – Filed as an Exhibit to Post-Effective Amendment No. 106 to the Trust’s Form
N-1A Registration Statement on September 24, 2010 and incorporated herein by reference.

16 (1)(bbb)
Abolition of Series of Shares of Beneficial Interest, dated June 28, 2010 (abolish ING Index Plus LargeCap
Equity Fund X and ING Principal Protection Fund XI) – Filed as an Exhibit to Post-Effective Amendment No.
106 to the Trust’s Form N-1A Registration Statement on September 24, 2010 and incorporated herein by reference.

16 (1)(ccc)
Abolition of Series of Shares of Beneficial Interest, dated August 23, 2010 (abolish ING Opportunistic LargeCap
Fund) – Filed as an Exhibit to Post-Effective Amendment No. 106 to the Trust’s Form N-1A Registration
Statement on September 24, 2010 and incorporated herein by reference.

16 (1)(ddd)
Abolition of Series of Shares of Beneficial Interest, dated January 2, 2011 (abolish ING Index Plus LargeCap
Equity Fund X and ING Principal Protection Fund XI) – Filed as an Exhibit to Post-Effective Amendment No.
109 to the Trust’s Form N-1A Registration Statement on August 4, 2011 and incorporated herein by reference.

16 (1)(eee)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective July 1, 2011 (establish Class R shares for ING Equity Dividend Fund, ING MidCap
Opportunities Fund, ING Real Estate Fund, and ING Value Choice Fund) – Filed as an Exhibit to Post-Effective
Amendment No. 109 to the Trust’s Form N-1A Registration Statement on August 4, 2011 and incorporated herein by reference.

16 (1)(fff)
Amended Certificate of Establishment and Designation of Series and Classes of Shares of Beneficial Interest,
Par Value $0.01 Per Share, effective July 1, 2011 (establish Class R shares for ING Growth Opportunities Fund and ING SmallCap Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 109 to the
Trust’s Form N-1A Registration Statement on August 4, 2011 and incorporated herein by reference.

16 (1)(ggg)
Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01 Per Share,
effective July 15, 2011 (establish ING Mid Cap Value Fund) – Filed as an Exhibit to Post-Effective Amendment
No. 111 to the Trust’s Form N-1A Registration Statement on September 27, 2011 and incorporated herein by reference.

16 (1)(hhh)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective May 18, 2012
(redesignation of ING Equity Dividend Fund to ING Large Cap Value Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 113 to the Trust’s Form N-1A Registration Statement on July 27, 2012 and
incorporated herein by reference.

16 (1)(iii)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective January 9, 2013 (establish Class O shares for ING Large Cap Value Fund) – Filed as an
Exhibit to Post-Effective Amendment No. 120 to the Trust’s Form N-1A Registration Statement on January 25,
2013 and incorporated herein by reference.

16 (1)(jjj)
Amended Certificate of Establishment and Designation of Series and Classes of Beneficial Interest, Par Value
$0.01 Per Share, effective May 22, 2013 (establish Class R6 shares for ING SmallCap Opportunities Fund) –
Filed as an Exhibit to Post-Effective Amendment No. 126 to the Trust’s Form N-1A Registration Statement on
May 31, 2013 and incorporated herein by reference.

16 (1)(kkk)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective May 22, 2013 (establish Class R6 shares for ING Large Cap Value Fund and ING MidCap
Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 126 to the Trust’s Form N-1A
Registration Statement on May 31, 2013 and incorporated herein by reference.

16 (1)(lll)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective December 17, 2007
(redesignation of ING SmallCap Value Choice Fund to ING SmallCap Value Multi-Manager Fund) – Filed as an
Exhibit to Post-Effective Amendment No. 129 to the Trust’s Form N-1A Registration Statement on
September 25, 2013 and incorporated herein by reference.

16 (1)(mmm)
Abolition of Series of Shares of Beneficial Interest, dated September 29, 2008 (abolish ING LargeCap Value
Fund) – Filed as an Exhibit to Post-Effective Amendment No. 129 to the Trust’s Form N-1A Registration
Statement on September 25, 2013 and incorporated herein by reference.

16 (1)(nnn)
Abolition of Series of Shares of Beneficial Interest, dated November 10, 2008 (abolish ING Index Plus
LargeCap Equity Fund, ING Index Plus LargeCap Equity Fund II, ING Index Plus LargeCap Equity Fund III,
ING Index Plus LargeCap Equity Fund IV, ING Index Plus LargeCap Equity Fund V, ING Index Plus LargeCap
Equity Fund VI, and ING Index Plus LargeCap Equity Fund VII) – Filed as an Exhibit to Post-Effective
Amendment No. 129 to the Trust’s Form N-1A Registration Statement on September 25, 2013 and incorporated herein by reference.

16 (1)(ooo)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective January 26, 2009
(redesignation of ING LargeCap Growth Fund to ING Growth Opportunities Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 129 to the Trust’s Form N-1A Registration Statement on September 25, 2013
and incorporated herein by reference.

16 (1)(ppp)
Abolition of Series of Shares of Beneficial Interest, dated February 9, 2009 (abolish ING Financial Services
Fund and ING Fundamental Research Fund) – Filed as an Exhibit to Post-Effective Amendment No. 129 to the
Trust’s Form N-1A Registration Statement on September 25, 2013 and incorporated herein by reference.

16 (1)(qqq)
Abolition of Series of Shares of Beneficial Interest, dated January 3, 2011 (abolish ING Principal Protection
Fund XII) – Filed as an Exhibit to Post-Effective Amendment No. 129 to the Trust’s Form N-1A Registration
Statement on September 25, 2013 and incorporated herein by reference.

16 (1)(rrr)
Abolition of Series of Shares of Beneficial Interest, dated July 15, 2013 (abolish ING Value Choice Fund) –
Filed as an Exhibit to Post-Effective Amendment No. 129 to the Trust’s Form N-1A Registration Statement on
September 25, 2013 and incorporated herein by reference.

16 (1)(sss)
Certificate of Amendment of Amended and Restated Declaration of Trust and Redesignation of Series, effective
May 1, 2014 (redesignation of ING Equity Trust to Voya Equity Trust, ING Growth Opportunities Fund to Voya
Growth Opportunities Fund, ING Large Cap Value Fund to Voya Large Cap Value Fund, ING MidCap
Opportunities Fund to Voya MidCap Opportunities Fund, ING Mid Cap Value Fund to Voya Multi-Manager Mid
Cap Value Fund, ING Real Estate Fund to Voya Real Estate Fund, and ING SmallCap Opportunities Fund to
Voya SmallCap Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 131 to the Trust’s
Form N-1A Registration Statement on May 29, 2014 and incorporated herein by reference.

16 (1)(ttt)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective June 11, 2014 (establish Class R6 shares for Voya Real Estate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 133 to the Trust’s Form N-1A Registration Statement on June 27, 2014 and
incorporated herein by reference.

16 (1)(uuu)
Amended Certificate of Establishment and Designation of Series and Classes of Shares of Beneficial Interest,
Par Value $0.01 Per Share, effective April 24, 2015 (establish Class R6 shares for Voya Growth Opportunities
Fund) – Filed as an Exhibit to Post-Effective Amendment No. 138 to the Trust’s Form N-1A Registration
Statement on May 22, 2015 and incorporated herein by reference.

16 (1)(vvv)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective October 23, 2015
(redesignation of Voya Growth Opportunities Fund to Voya Large-Cap Growth Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 144 to the Trust’s Form N-1A Registration Statement on September 27, 2016
and incorporated herein by reference.

16 (1)(www)
Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01 Per Share,
effective November 22, 2016 (establish Voya SMID Cap Growth Fund) – Filed as an Exhibit to Post-Effective
Amendment No. 146 to the Trust’s Form N-1A Registration Statement on December 2, 2016 and incorporated herein by reference.

16 (1)(xxx)
Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01 Per Share,
effective November 22, 2016 (establish Voya U.S. High Dividend Low Volatility Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 146 to the Trust’s Form N-1A Registration Statement on December 2, 2016 and
incorporated herein by reference.

16 (1)(yyy)
Amended Certificate of Establishment and Designation of Series and Classes of Shares of Beneficial Interest,
Par Value $0.01 Per Share, effective March 1, 2017 (abolish Class T shares from Voya SmallCap Opportunities
Fund) – Filed as an Exhibit to Post-Effective Amendment No. 159 to the Trust’s Form N-1A Registration
Statement on September 26, 2018 and incorporated herein by reference.

16 (1)(zzz)
Amended Certificate of Establishment and Designation of Series and Classes of Shares of Beneficial Interest,
Par Value $0.01 Per Share, effective March 3, 2017 (establish Class T shares for Voya Large-Cap Growth Fund and Voya SmallCap Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 149 to the
Trust’s Form N-1A Registration Statement on May 25, 2017 and incorporated herein by reference.

16 (1)(aaaa)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective March 3, 2017 (establish Class T shares for Voya Large Cap Value Fund, Voya MidCap
Opportunities Fund, Voya Real Estate Fund, Voya SMID Cap Growth Fund, and Voya U.S. High Dividend Low
Volatility Fund) – Filed as an Exhibit to Post-Effective Amendment No. 149 to the Trust’s Form N-1A
Registration Statement on May 25, 2017 and incorporated herein by reference.

16 (1)(bbbb)
Amended Certificate of Establishment and Designation of Series and Classes of Shares of Beneficial Interest,
Par Value $0.01 Per Share, effective May 8, 2017 (abolish Class B shares from Voya Large-Cap Growth Fund and Voya SmallCap Opportunities Fund) – Filed as an Exhibit to Post-Effective Amendment No. 154 to the
Trust’s Form N-1A Registration Statement on November 15, 2017 and incorporated herein by reference.

16 (1)(cccc)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective May 8, 2017 (abolish Class B shares from Voya Large Cap Value Fund, Voya MidCap
Opportunities Fund, and Voya Real Estate Fund) – Filed as an Exhibit to Post-Effective Amendment No. 154 to
the Trust’s Form N-1A Registration Statement on November 15, 2017 and incorporated herein by reference.

16 (1)(dddd)
Amended Establishment and Designation and Amended Certificate of Establishment and Designation of Series
and Classes of Shares of Beneficial Interest, Par Value $0.01 Per Share, effective January 12, 2018 (establish
Class P3 shares for Voya Large-Cap Growth Fund, Voya Large Cap Value Fund, Voya MidCap Opportunities
Fund, Voya Multi-Manager Mid Cap Value Fund, Voya Real Estate Fund, Voya SmallCap Opportunities Fund,
and Voya SMID Cap Growth Fund) – Filed as an Exhibit to Post-Effective Amendment No. 156 to the Trust’s
Form N-1A Registration Statement on February 7, 2018 and incorporated herein by reference.

16 (1)(eeee)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective September 18, 2018 (establish Class P3 shares for Voya U.S. High Dividend Low Volatility
Fund) – Filed as an Exhibit to Post-Effective Amendment No. 159 to the Trust’s Form N-1A Registration
Statement on September 26, 2018 and incorporated herein by reference.

16 (1)(ffff)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective January 28, 2019 (establish Class P shares for Voya Multi-Manager Mid Cap Value Fund) –
Filed as an Exhibit to Post-Effective Amendment No. 162 to the Trust’s Form N-1A Registration Statement on
February 26, 2019 and incorporated herein by reference.

16 (1)(gggg)
Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01 Per Share,
effective June 3, 2019 (establish Voya Corporate Leaders 100 Fund II, Voya Global Multi-Asset Fund II, Voya
Mid Cap Research Enhanced Index Fund II, and Voya Small Company Fund II) – Filed as an Exhibit to
Post-Effective Amendment No. 166 to the Trust’s Form N-1A Registration Statement on September 27, 2019
and incorporated herein by reference.

16 (1)(hhhh)
Certificate of Amendment of Amended and Restated Declaration of Trust, effective September 12, 2019 (amend
Section 2.11 of the Declaration of Trust) – Filed as an Exhibit to Post-Effective Amendment No. 171 to the
Trust’s Form N-1A Registration Statement on September 28, 2020 and incorporated herein by reference.

16 (1)(iiii)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective September 23, 2019 (establish Class R6 shares for Voya U.S. High Dividend Low Volatility
Fund) – Filed as an Exhibit to Post-Effective Amendment No. 166 to the Trust’s Form N-1A Registration
Statement on September 27, 2019 and incorporated herein by reference.

16 (1)(jjjj)
Certificate of Amendment of Amended and Restated Declaration of Trust and Redesignation of Series, effective
November 8, 2019 (redesignation of Voya Corporate Leaders 100 Fund II to Voya Corporate Leaders 100 Fund,
Voya Global Multi-Asset Fund II to Voya Global Multi-Asset Fund, Voya Mid Cap Research Enhanced Index
Fund II to Voya Mid Cap Research Enhanced Index Fund, and Voya Small Company Fund II to Voya Small
Company Fund) – Filed as an Exhibit to Post-Effective Amendment No. 171 to the Trust’s Form N-1A
Registration Statement on September 28, 2020 and incorporated herein by reference.

16 (1)(kkkk)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective November 25, 2019 (abolish Class O shares from Voya Corporate Leaders 100 Fund, Voya
Global Multi-Asset Fund, Voya Large Cap Value Fund, Voya Mid Cap Research Enhanced Index Fund, Voya
MidCap Opportunities Fund, Voya Real Estate Fund, and Voya Small Company Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 171 to the Trust’s Form N-1A Registration Statement on September 28, 2020
and incorporated herein by reference.

16 (1)(llll)
Plan of Liquidation and Dissolution of Series (Voya SMID Cap Growth Fund), effective January 29, 2020 –
Filed as an Exhibit to Post-Effective Amendment No. 171 to the Trust’s Form N-1A Registration Statement on
September 28, 2020 and incorporated herein by reference.

16 (1)(mmmm)
Abolition of Series of Shares of Beneficial Interest, dated March 27, 2020 (abolish Voya Real Estate Fund) –
Filed as an Exhibit to Post-Effective Amendment No. 171 to the Trust’s Form N-1A Registration Statement on
September 28, 2020 and incorporated herein by reference.

16 (1)(nnnn)
Abolition of Series of Shares of Beneficial Interest, dated July 28, 2021 (abolish Voya SMID Cap Growth Fund)
– Filed as an Exhibit to Post-Effective Amendment No. 173 to the Trust’s Form N-1A Registration Statement on
September 24, 2021 and incorporated herein by reference.

16 (1)(oooo)
Certificate of Amendment of Amended and Restated Declaration of Trust, dated July 23, 2021 (amend
Section 10.7 of the Declaration of Trust) – Filed as an Exhibit to Post-Effective Amendment No. 175 to the
Trust’s Form N-1A Registration Statement on March 8, 2022 and incorporated herein by reference.

16 (1)(pppp)
Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01 Per Share,
effective February 10, 2022 (establish Voya Small Cap Growth Fund) – Filed as an Exhibit to Post-Effective
Amendment No. 175 to the Trust’s Form N-1A Registration Statement on March 8, 2022 and incorporated herein by reference.

16 (1)(qqqq)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective May 27, 2022 (establish Class A, Class C, Class P3, Class R, Class T, and Class W shares for Voya Small Cap Growth Fund) – Filed as an Exhibit to Post-Effective Amendment No. 176 to the Trust’s
Form N-1A Registration Statement on July 25, 2022 and incorporated herein by reference.

16 (1)(rrrr)
Amended Establishment and Designation and Amended Certificate of Establishment and Designation of Series
and Classes of Shares of Beneficial Interest, Par Value $0.01 Per Share, effective September 30, 2022 (abolish
Class P3 shares from Voya Corporate Leaders 100 Fund, Voya Large Cap Value Fund, Voya Large-Cap Growth
Fund, Voya Mid Cap Research Enhanced Index Fund, Voya MidCap Opportunities Fund, Voya Multi-Manager
Mid Cap Value Fund, Voya Small Cap Growth Fund, Voya Small Company Fund, Voya SmallCap Opportunities
Fund, and Voya U.S. High Dividend Low Volatility Fund) – Filed as an Exhibit to Amendment No. 185
(811-08817) to the Trust’s Form N-1A Registration Statement on March 16, 2023 and incorporated herein by reference.

16 (1)(ssss)
Abolition of Series of Shares of Beneficial Interest, dated October 26, 2022 (abolish Voya SmallCap
Opportunities Fund) – Filed as an Exhibit to Amendment No. 185 (811-08817) to the Trust’s Form N-1A
Registration Statement on March 16, 2023 and incorporated herein by reference.

16 (1)(tttt)
Establishment and Designation of Series of Beneficial Interest, Par Value $0.01 Per Share, effective
December 13, 2022 (establish Voya VACS Series MCV Fund) – Filed as an Exhibit to Amendment No. 185
(811-08817) to the Trust’s Form N-1A Registration Statement on March 16, 2023 and incorporated herein by reference.

16 (1)(uuuu)
Amended Establishment and Designation and Amended Certificate of Establishment and Designation of Series
and Classes of Shares of Beneficial Interest, Par Value $0.01 Per Share, effective January 12, 2023 (abolish
Class T shares for Voya Corporate Leaders 100 Fund, Voya Global Multi-Asset Fund, Voya Large Cap Value
Fund, Voya Large-Cap Growth Fund, Voya Mid Cap Research Enhanced Index Fund, Voya MidCap
Opportunities Fund, Voya Small Cap Growth Fund, Voya Small Company Fund, and Voya U.S. High Dividend
Low Volatility Fund) – Filed as an Exhibit to Amendment No. 185 (811-08817) to the Trust’s Form N-1A
Registration Statement on March 16, 2023 and incorporated herein by reference.

16 (1)(vvvv)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective May 1, 2023 (abolish Class P shares for Voya Multi-Manager Mid Cap Value Fund) – Filed as an Exhibit to Post-Effective Amendment No. 179 to the Trust’s Form N-1A Registration Statement on
September 28, 2023 and incorporated herein by reference.

16 (1)(wwww)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective June 16, 2025
(redesignate Voya Global Multi-Asset Fund as Voya Global Income & Growth Fund) – Filed as an Exhibit to
Post-Effective Amendment No. 184 to the Trust’s Form N-1A Registration Statement on July 24, 2025 and
incorporated herein by reference.

16 (1)(xxxx)
Certificate of Amendment of Declaration of Trust and Redesignation of Series, effective July 28, 2025
(redesignate Voya Mid Cap Research Enhanced Index Fund as Voya MI Dynamic SMID Cap Fund) – Filed as
an Exhibit to Post-Effective Amendment No. 186 to the Trust’s Form N-1A Registration Statement on
September 22, 2025 and incorporated herein by reference.

16 (1)(yyyy)
Amended Establishment and Designation of Series and Classes of Shares of Beneficial Interest, Par Value $0.01
Per Share, effective September 30, 2025 (establish Class R6 shares for Voya MI Dynamic SMID Cap Fund) –
Filed as an Exhibit to Post-Effective Amendment No. 186 to the Trust’s Form N-1A Registration Statement on
September 22, 2025 and incorporated herein by reference.

16 (2)
Amended and Restated By-Laws of the Trust, dated March 18, 2018 – Filed as an Exhibit to Post-Effective
Amendment No. 159 to the Trust’s Form N-1A Registration Statement on September 26, 2018 and incorporated herein by reference.

16 (3)	Not applicable.
16 (4)(a)
Form of Agreement and Plan of Reorganization by and between Voya Equity Trust, on behalf of its series, Voya
MidCap Opportunities Fund, and Voya Partners, Inc., on behalf of its series, VY® Baron Growth Portfolio –
Attached as Appendix A to the Combined Proxy Statement/Prospectus.

16 (5)	Not applicable.
16 (6)(a)
Amended and Restated Investment Management Agreement, dated November 18, 2014, as amended and restated
on May 1, 2015, between the Trust and Voya Investments, LLC (the “Amended and Restated Investment
Management Agreement”) – Filed as an Exhibit to Post-Effective Amendment No. 138 to the Trust’s Form N-1A
Registration Statement on May 22, 2015 and incorporated herein by reference.

16 (6)(a)(i)
Amended Schedule A, dated October 16, 2025, to the Amended and Restated Investment Management
Agreement – Filed as an Exhibit to Post-Effective Amendment No. 186 to the Trust’s Form N-1A Registration
Statement on September 22, 2025 and incorporated herein by reference.

16 (6)(a)(ii)
Amended Schedules B and C, dated September 2020, to the Amended and Restated Investment Management
Agreement – Filed as an Exhibit to Post-Effective Amendment No. 171 to the Trust’s Form N-1A Registration
Statement on September 28, 2020 and incorporated herein by reference.

16 (6)(b)
Amended and Restated Investment Management Agreement, dated November 18, 2014, as amended and restated
on May 1, 2015, between the Trust and Voya Investments, LLC with regard to Voya Large-Cap Growth Fund –
Filed as an Exhibit to Post-Effective Amendment No. 138 to the Trust’s Form N-1A Registration Statement on
May 22, 2015 and incorporated herein by reference.

16 (6)(b)(i)
Amended Schedule A, dated August 1, 2017, to the Amended and Restated Investment Management Agreement,
dated November 18, 2014, as amended and restated on May 1, 2015, between the Trust and Voya Investments,
LLC with regard to Voya Large-Cap Growth Fund – Filed as an Exhibit to Post-Effective Amendment No. 152
to the Trust’s Form N-1A Registration Statement on September 26, 2017 and incorporated herein by reference.

16 (6)(b)(ii)
Amended Schedules B and C, dated September 2020, to the Amended and Restated Investment Management
Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between the Trust and Voya
Investments, LLC with regard to Voya Large-Cap Growth Fund – Filed as an Exhibit to Post-Effective
Amendment No. 171 to the Trust’s Form N-1A Registration Statement on September 28, 2020 and incorporated herein by reference.

16 (6)(c)
Sub-Advisory Agreement, effective November 18, 2014, between Voya Investments, LLC and Voya Investment
Management Co. LLC – Filed as an Exhibit to Post-Effective Amendment No. 137 to the Trust’s Form N-1A
Registration Statement on March 27, 2015 and incorporated herein by reference.

16 (6)(c)(i)
Amended Schedule A (with redaction), dated July 28, 2025, to the Sub-Advisory Agreement effective
November 18, 2014, between Voya Investments, LLC and Voya Investment Management Co. LLC – Filed as an
Exhibit to Post-Effective Amendment No. 186 to the Trust’s Form N-1A Registration Statement on
September 22, 2025 and incorporated herein by reference.

16 (6)(d)
Sub-Sub-Advisory Agreement (with redaction), effective June 1, 2022, between Voya Investment Management
Co. LLC and Voya Investment Management (UK) Limited with regard to Voya Small Company Fund – Filed as an Exhibit to Post-Effective Amendment No. 177 to the Trust’s Form N-1A Registration Statement on
September 27, 2022 and incorporated herein by reference.

16 (6)(e)
Sub-Sub-Advisory Agreement (with redaction), effective July 28, 2025, between Voya Investment Management
Co. LLC and Voya Investment Management (UK) Limited with regard to Voya MI Dynamic SMID Cap Fund –
Filed as an Exhibit to Post-Effective Amendment No. 186 to the Trust’s Form N-1A Registration Statement on
September 22, 2025 and incorporated herein by reference.

16 (6)(f)
Sub-Advisory Agreement (with redaction), dated March 17, 2023, between Voya Investments, LLC and Victory
Capital Management Inc. with regard to Voya Multi-Manager Mid Cap Value Fund and Voya VACS Series MCV
Fund – Filed as an Exhibit to Post-Effective Amendment No. 179 to the Trust’s Form N-1A Registration
Statement on September 28, 2023 and incorporated herein by reference.

16 (6)(g)
Expense Limitation Agreement, effective January 1, 2016, between Voya Investments, LLC and the Trust – Filed as an Exhibit to Post-Effective Amendment No. 144 to the Trust’s Form N-1A Registration Statement on
September 27, 2016 and incorporated herein by reference.

16 (6)(g)(i)
Expense Limitation Recoupment Letter, dated January 1, 2016, between Voya Investments, LLC and the Trust with regard to Voya MidCap Opportunities Fund and Voya SmallCap Opportunities Fund – Filed as an Exhibit
to Post-Effective Amendment No. 144 to the Trust’s Form N-1A Registration Statement on September 27, 2016
and incorporated herein by reference.

16 (6)(g)(ii)
Fee Waiver Letter, dated October 1, 2025, between Voya Investments, LLC and the Trust with regard to Voya
MidCap Opportunities Fund, for the period from October 1, 2025 through October 1, 2026 – Filed as an Exhibit to Post-Effective Amendment No. 184 to the Trust’s Form N-1A Registration Statement on July 24, 2025 and
incorporated herein by reference.

16 (6)(g)(iii)
Fee Waiver Letter, dated October 1, 2024, between Voya Investments, LLC and the Trust with regard to Voya
Large Cap Value Fund, for the period from October 1, 2024 through October 1, 2025 – Filed as an Exhibit to
Post-Effective Amendment No. 180 to the Trust’s Form N-1A Registration Statement on July 22, 2024 and
incorporated herein by reference.

16 (6)(g)(iv)
Fee Waiver Letter, dated October 1, 2025, between Voya Investments, LLC and the Trust with regard to Voya
Corporate Leaders® 100 Fund, for the period from October 1, 2025 through October 1, 2026 – Filed as an
Exhibit to Post-Effective Amendment No. 184 to the Trust’s Form N-1A Registration Statement on July 24,
2025 and incorporated herein by reference.

16 (6)(g)(v)
Fee Waiver Letter, dated October 1, 2025, between Voya Investments, LLC and the Trust with regard to Voya
MI Dynamic SMID Cap Fund (formerly, Voya Mid Cap Research Enhanced Index Fund) (Class R6 shares), for the period from October 1, 2025 through October 1, 2026 – Filed as an Exhibit to Post-Effective Amendment
No. 186 to the Trust’s Form N-1A Registration Statement on September 22, 2025 and incorporated herein by reference.

16 (6)(g)(vi)
Fee Waiver Letter, dated October 1, 2025, between Voya Investments, LLC and the Trust with regard to Voya
MI Dynamic SMID Cap Fund (formerly, Voya Mid Cap Research Enhanced Index Fund), for the period from
October 1, 2025 through October 1, 2026 – Filed as an Exhibit to Post-Effective Amendment No. 186 to the
Trust’s Form N-1A Registration Statement on September 22, 2025 and incorporated herein by reference.

16 (6)(g)(vii)
Amended Schedule A, effective October 1, 2025, to the Expense Limitation Agreement, effective January 1,
2016, between Voya Investments, LLC and the Trust – Filed as an Exhibit to Post-Effective Amendment No.
180 to the Trust’s Form N-1A Registration Statement on July 22, 2024 and incorporated herein by reference.

16 (6)(h)
Amended and Restated Expense Limitation Agreement, effective January 1, 2016, as amended and restated on
May 31, 2017, by and among Voya Investments, LLC, Voya Investments Distributor, LLC and the Trust, with regard to Voya Large-Cap Growth Fund – Filed as an Exhibit to Post-Effective Amendment No. 149 to the
Trust’s Form N-1A Registration Statement on May 25, 2017 and incorporated herein by reference.

16 (6)(h)(i)
Amended Schedule A, effective May 1, 2023, to the Amended and Restated Expense Limitation Agreement,
effective January 1, 2016, as amended and restated on May 31, 2017, by and among Voya Investments, LLC,
Voya Investments Distributor, LLC and the Trust – Filed as an Exhibit to Post-Effective Amendment No. 181 to
the Trust’s Form N-1A Registration Statement on September 26, 2024 and incorporated herein by reference.

16 (6)(h)(ii)
Fee Waiver Letter, dated October 1, 2025, between Voya Investments, LLC and the Trust with regard to Voya
Large-Cap Growth Fund, for the period from October 1, 2025 through October 1, 2026 – Filed as an Exhibit to
Post-Effective Amendment No. 184 to the Trust’s Form N-1A Registration Statement on July 24, 2025 and
incorporated herein by reference.

16 (7)(a)
Amended and Restated Underwriting Agreement, effective November 18, 2014, as amended and restated on
December 1, 2017, between the Trust and Voya Investments Distributor, LLC – Filed as an Exhibit to
Post-Effective Amendment No. 159 to the Trust’s Form N-1A Registration Statement on September 26, 2018
and incorporated herein by reference.

16 (7)(a)(i)
Amended Schedule A, effective March 1, 2025, to the Underwriting Agreement, effective November 18, 2014, as amended and restated on December 1, 2017, between the Trust and Voya Investments Distributor, LLC –
Filed as an Exhibit to Post-Effective Amendment No. 183 to the Trust’s Form N-1A Registration Statement on
February 27, 2025 and incorporated herein by reference.

16 (7)(b)
Underwriting Agreement, effective November 18, 2014, between the Trust and Voya Investments Distributor,
LLC with regard to Voya Large-Cap Growth Fund – Filed as an Exhibit to Post-Effective Amendment No. 137
to the Trust’s Form N-1A Registration Statement on March 27, 2015 and incorporated herein by reference.

16 (7)(b)(i)
Amended Schedule A, effective November 19, 2015, to the Underwriting Agreement, effective November 18,
2014, between the Trust and Voya Investments Distributor, LLC with regard to Voya Large-Cap Growth Fund –
Filed as an Exhibit to Post-Effective Amendment No. 177 to the Trust’s Form N-1A Registration Statement on
September 27, 2022 and incorporated herein by reference.

16 (8)
Deferred Compensation Plan for Independent Directors as amended and restated January 16, 2025 – Filed as an
Exhibit to Post-Effective Amendment No. 183 to the Trust’s Form N-1A Registration Statement on February 27,
2025 and incorporated herein by reference.

16 (9)(a)
Custody Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon (formerly,
The Bank of New York) – Filed as an Exhibit to Post-Effective Amendment No. 49 to the Trust’s Form N-1A
Registration Statement on January 27, 2004 and incorporated herein by reference.

16 (9)(a)(i)
Amended Exhibit A, effective May 1, 2024, to the Custody Agreement, dated January 6, 2003, between the
Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 181 to the
Trust’s Form N-1A Registration Statement on September 26, 2024 and incorporated herein by reference.

16 (9)(a)(ii)
Amendment, dated January 1, 2019, to the Custody Agreement, dated January 6, 2003, between the Trust and
The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 162 to the Trust's Form
N-1A Registration Statement on February 26, 2019 and incorporated herein by reference.

16 (9)(a)(iii)
Amendment, dated November 21, 2022, to the Custody Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 179 to the Trust’s
Form N-1A Registration Statement on September 28, 2023 and incorporated herein by reference.

16 (9)(b)
Foreign Custody Manager Agreement, dated January 6, 2003, between the Trust and The Bank of New York
Mellon – Filed as an Exhibit to Post-Effective Amendment No. 46 to the Trust’s Form N-1A Registration
Statement on January 9, 2004 and incorporated herein by reference.

16 (9)(b)(i)
Amendment, dated September 6, 2012, to the Foreign Custody Manager Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No.
173 to the Trust’s Form N-1A Registration Statement on September 24, 2021 and incorporated herein by reference.

16 (9)(b)(ii)
Amendment, dated July 13, 2021, to the Foreign Custody Manager Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 173 to the
Trust’s Form N-1A Registration Statement on September 24, 2021 and incorporated herein by reference.

16 (9)(b)(iii)
Amendment, dated July 21, 2021, to the Foreign Custody Manager Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 173 to the
Trust’s Form N-1A Registration Statement on September 24, 2021 and incorporated herein by reference.

16 (9)(b)(iv)
Amended Exhibit A, effective May 1, 2024, to the Foreign Custody Manager Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No.
181 to the Trust’s Form N-1A Registration Statement on September 26, 2024 and incorporated herein by reference.

16 (9)(c)
Fund Accounting Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon –
Filed as an Exhibit to Post-Effective Amendment No. 46 to the Trust’s Form N-1A Registration Statement on
January 9, 2004 and incorporated herein by reference.

16 (9)(c)(i)
Amended Exhibit A, effective May 1, 2024, to the Fund Accounting Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 181 to the
Trust’s Form N-1A Registration Statement on September 26, 2024 and incorporated herein by reference.

16 (9)(c)(ii)
Investment Company Reporting Modernization Services Amendment, dated February 1, 2018, to the Fund
Accounting Agreement, dated January 6, 2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 159 to the Trust’s Form N-1A Registration Statement on
September 26, 2018 and incorporated herein by reference.

16 (9)(c)(iii)
Amendment, dated January 1, 2019, to the Fund Accounting Agreement, dated January 6, 2003, between the
Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 162 to the
Trust’s Form N-1A Registration Statement on February 26, 2019 and incorporated herein by reference.

16 (9)(c)(iv)
Amendment, dated November 21, 2022, to the Fund Accounting Agreement, dated January 6, 2003, between the
Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 179 to the
Trust’s Form N-1A Registration Statement on September 28, 2023 and incorporated herein by reference.

16 (10)(a)
Tenth Amended and Restated Distribution and Service Plan (Class A and Class C shares), effective
November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 180 to the Trust’s Form N-1A
Registration Statement on July 22, 2024 and incorporated herein by reference.

16 (10)(a)(i)
Amended Schedules A and B, dated October 9, 2024, to the Tenth Amended and Restated Distribution and
Service Plan (Class A and Class C shares), effective November 16, 2026 – Filed as an Exhibit to Post-Effective
Amendment No. 183 to the Trust’s Form N-1A Registration Statement on February 27, 2025 and incorporated herein by reference.

16 (10)(b)
Amended and Restated Distribution and Shareholder Services Plan (Class A shares), effective November 16,
2023 – Filed as an Exhibit to Post-Effective Amendment No. 180 to the Trust’s Form N-1A Registration
Statement on July 22, 2024 and incorporated herein by reference.

16 (10)(b)(i)
Amended Schedule 1, dated October 9, 2024, to the Amended and Restated Distribution and Shareholder Service
Plan (Class A shares), effective November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 183
to the Trust’s Form N-1A Registration Statement on February 27, 2025 and incorporated herein by reference.

16 (10)(c)
Fifth Amended and Restated Service and Distribution Plan for Voya Large-Cap Growth Fund (Class A shares), effective November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 180 to the Trust’s Form
N-1A Registration Statement on July 22, 2024 and incorporated herein by reference.

16 (10)(d)
Amended and Restated Distribution and Shareholder Services Plan (Class C shares), effective November 16,
2023 – Filed as an Exhibit to Post-Effective Amendment No. 180 to the Trust’s Form N-1A Registration
Statement on July 22, 2024 and incorporated herein by reference.

16 (10)(d)(i)
Amended Schedules 1 and 2, dated October 9, 2024, to the Amended and Restated Distribution and Shareholder
Service Plan (Class C shares), effective November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment
No. 183 to the Trust’s Form N-1A Registration Statement on February 27, 2025 and incorporated herein by reference.

16 (10)(d)(ii)
Fee Waiver Letter, dated November 5, 2019, with regard to the Distribution and Shareholder Services Plan
(Class C shares), effective November 5, 2019, for Voya Corporate Leaders 100® Fund – Filed as an Exhibit to
Post-Effective Amendment No. 168 to the Trust’s Form N-1A Registration Statement on October 31, 2019 and
incorporated herein by reference.

16 (10)(e)
Fourth Amended and Restated Service and Distribution Plan for Voya Large-Cap Growth Fund (Class C shares), effective November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 180 to the Trust’s Form
N-1A Registration Statement on July 22, 2024 and incorporated herein by reference.

16 (10)(f)
Fourth Amended and Restated Shareholder Service and Distribution Plan (Class R shares), effective
November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 180 to the Trust’s Form N-1A
Registration Statement on July 22, 2024 and incorporated herein by reference.

16 (10)(f)(i)
Fee Waiver Letter, dated October 1, 2024, with regard to the Fourth Amended and Restated Shareholder Service
and Distribution Plan (Class R shares), effective November 16, 2023, for Voya Large Cap Value Fund, for the
period from October 1, 2024 through October 1, 2025 – Filed as an Exhibit to Post-Effective Amendment No.
180 to the Trust’s Form N-1A Registration Statement on July 22, 2024 and incorporated herein by reference.

16 (10)(g)
Distribution and Shareholder Services Plan (Class R2 shares), effective October 1, 2025 – Filed as an Exhibit to
Post-Effective Amendment No. 186 to the Trust’s Form N-1A Registration Statement on September 22, 2025
and incorporated herein by reference.

16 (10)(h)
Twentieth Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3 for the Trust, last amended
October 1, 2025 – Filed as an Exhibit to Post-Effective Amendment No. 186 to the Trust’s Form N-1A
Registration Statement on September 22, 2025 and incorporated herein by reference.

16 (11)	Opinion and Consent of Counsel (Ropes & Gray LLP) – Filed as an Exhibit to the Trust’s Form N-14 Registration Statement (333-294277) on March 13, 2026 and incorporated herein by reference.
16 (12)(a)	Opinion and Consent of Counsel Supporting Tax Matters and Consequences for VY® Baron Growth Portfolio and Voya MidCap Opportunities Fund – Filed herein.
16 (13)(a)
Transfer Agency Services Agreement, dated February 25, 2009, by and between PNC Global Investment
Servicing (U.S.) Inc. and the Trust – Filed as an Exhibit to Post-Effective Amendment No. 100 to the Trust’s
Form N-1A Registration Statement on May 29, 2009 and incorporated herein by reference.

16 (13)(a)(i)
Amendment, effective February 8, 2011, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between PNC Global Investment Servicing (U.S.) Inc. (now known as BNY Mellon Investment
Servicing (US) Inc.) and the Trust – Filed as an Exhibit to Post-Effective Amendment No. 109 to the Trust’s
Form N-1A Registration Statement on August 4, 2011 and incorporated herein by reference.

16 (13)(a)(ii)
Amendment, effective January 1, 2019, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to Post-Effective
Amendment No. 162 to the Trust’s Form N-1A Registration Statement on February 26, 2019 and incorporated herein by reference.

16 (13)(a)(iii)
Amendment, effective May 1, 2019, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to Post-Effective
Amendment No. 166 to the Trust’s Form N-1A Registration Statement on September 27, 2019 and incorporated herein by reference.

16 (13)(a)(iv)
Amendment, effective November 5, 2019, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to
Post-Effective Amendment No. 168 to the Trust’s Form N-1A Registration Statement on October 31, 2019 and
incorporated herein by reference.

16 (13)(a)(v)
Amendment, effective May 1, 2020, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to Post-Effective
Amendment No. 171 to the Trust’s Form N-1A Registration Statement on September 28, 2020 and incorporated herein by reference.

16 (13)(a)(vi)
Amendment, effective April 4, 2022, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to Post-Effective
Amendment No. 175 to the Trust’s Form N-1A Registration Statement on March 8, 2022 and incorporated herein by reference.

16 (13)(a)(vii)
Amendment, effective October 21, 2022, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to
Post-Effective Amendment No. 179 to the Trust’s Form N-1A Registration Statement on September 28, 2023
and incorporated herein by reference.

16 (13)(a)(viii)
Amendment, effective November 18, 2022, to the Transfer Agency Services Agreement, dated February 25,
2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to
Post-Effective Amendment No. 179 to the Trust’s Form N-1A Registration Statement on September 28, 2023
and incorporated herein by reference.

16 (13)(a)(ix)
Amendment, effective November 21, 2022, to the Transfer Agency Services Agreement, dated February 25,
2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to
Amendment No. 185 (811-08817) to the Trust’s Form N-1A Registration Statement on March 16, 2023 and
incorporated herein by reference.

16 (13)(a)(x)
Amendment, effective February 9, 2023, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to Amendment
No. 185 (811-08817) to the Trust’s Form N-1A Registration Statement on March 16, 2023 and incorporated herein by reference.

16 (13)(a)(xi)
Amendment, effective May 1, 2024, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Trust – Filed as an Exhibit to Post-Effective
Amendment No. 181 to the Trust’s Form N-1A Registration Statement on September 26, 2024 and incorporated herein by reference.

16 (13)(b)
Securities Lending Agreement and Guaranty, dated August 7, 2003, between the Trust and The Bank of New
York Mellon - Filed as an Exhibit to Post-Effective Amendment No. 43 to the Trust’s Form N-1A Registration
Statement on September 30, 2003 and incorporated herein by reference.

16 (13)(b)(i)
Amendment, effective May 1, 2025, to the Securities Lending Agreement and Guaranty, dated August 7, 2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No.
184 to the Trust’s Form N-1A Registration Statement on July 24, 2025 and incorporated herein by reference.

16 (13)(b)(ii)
Amendment, effective September 25, 2024, to the Securities Lending Agreement and Guaranty, dated August 7,
2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment
No. 184 to the Trust’s Form N-1A Registration Statement on July 24, 2025 and incorporated herein by reference.

16 (13)(b)(iii)
Amendment, effective March 30, 2023, to the Securities Lending Agreement and Guaranty, dated August 7,
2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment
No. 179 to the Trust’s Form N-1A Registration Statement on September 28, 2023 and incorporated herein by reference.

16 (13)(b)(iv)
Amendment, effective October 1, 2011, to the Securities Lending Agreement and Guaranty, dated August 7,
2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment
No. 159 to the Trust’s Form N-1A Registration Statement on September 26, 2018 and incorporated herein by reference.

16 (13)(b)(v)
Amendment, effective March 21, 2019, to the Securities Lending Agreement and Guaranty, dated August 7,
2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment
No. 166 to the Trust’s Form N-1A Registration Statement on September 27, 2019 and incorporated herein by reference.

16 (13)(b)(vi)
Amendment, effective March 26, 2019, to the Securities Lending Agreement and Guaranty, dated August 7,
2003, between the Trust and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment
No. 166 to the Trust’s Form N-1A Registration Statement on September 27, 2019 and incorporated herein by reference.

16 (13)(c)
BlackRock Rule 12d1-4 Fund of Funds Investment Agreement, effective January 19, 2022, by and between the
Trust and BlackRock, Inc. – Filed as an Exhibit to Amendment No. 185 (811-08817) to the Trust’s Form N-1A
Registration Statement on March 16, 2023 and incorporated herein by reference.

16 (13)(c)(i)
Amended and Restated Schedule A, dated April 24, 2025, to the BlackRock Rule 12d1-4 Fund of Funds
Investment Agreement, effective January 19, 2022, by and between the Trust and BlackRock, Inc. – Filed as an
Exhibit to Post-Effective Amendment No. 184 to the Trust’s Form N-1A Registration Statement on July 24,
2025 and incorporated herein by reference.

16 (13)(d)
Schwab Rule 12d1-4 Fund of Funds Investment Agreement, dated January 19, 2022, between the Trust and
Schwab Strategic Trust – Filed as an Exhibit to Amendment No. 185 (811-08817) to the Trust’s Form N-1A
Registration Statement on March 16, 2023 and incorporated herein by reference.

16 (13)(d)(i)
Amendment, dated April 5, 2022, to the Schwab Rule 12d1-4 Fund of Funds Investment Agreement, dated
January 19, 2022, between the Trust and Schwab Strategic Trust – Filed as an Exhibit to Amendment No. 185
(811-08817) to the Trust’s Form N-1A Registration Statement on March 16, 2023 and incorporated herein by reference.

16 (13)(e)
Rule 12d1-4 Fund of Funds Investment Agreement, dated January 19, 2022, between the Trust and Teachers
Advisors, LLC – Filed as an Exhibit to Amendment No. 185 (811-08817) to the Trust’s Form N-1A Registration
Statement on March 16, 2023 and incorporated herein by reference.

16 (13)(e)(i)
First Amendment, dated April 5, 2022, to the Rule 12d1-4 Fund of Funds Investment Agreement, dated
January 19, 2022, between the Trust and Teachers Advisors, LLC – Filed as an Exhibit to Amendment No. 185
(811-08817) to the Trust’s Form N-1A Registration Statement on March 16, 2023 and incorporated herein by reference.

16 (13)(e)(ii)
Second Amendment, dated February 3, 2023, to the Rule 12d1-4 Fund of Funds Investment Agreement, dated
January 19, 2022, between the Trust and Teachers Advisors, LLC – Filed as an Exhibit to Amendment No. 185
(811-08817) to the Trust’s Form N-1A Registration Statement on March 16, 2023 and incorporated herein by reference.

16 (13)(f)
Rule 12d1-4 Fund of Funds Investment Agreement, dated January 19, 2022, as amended April 1, 2022, between the Trust and The Vanguard Group, Inc. – Filed as an Exhibit to Amendment No. 185 (811-08817) to the Trust’s
Form N-1A Registration Statement on March 16, 2023 and incorporated herein by reference.

16 (13)(f)(i)
Amended Schedule A, dated October 26, 2023, to the Rule 12d1-4 Fund of Funds Investment Agreement, dated
January 19, 2022, as amended April 1, 2022, between the Trust and The Vanguard Group, Inc. – Filed as an
Exhibit to Post-Effective Amendment No. 183 to the Trust’s Form N-1A Registration Statement on February 27,
2025 and incorporated herein by reference.

16 (13)(g)
Fund of Funds Investment Agreement, effective October 5, 2022, among the Trust and SPDR Series Trust,
SPDR Index Shares Funds, and SSGA Active Trust – Filed as an Exhibit to Amendment No. 185 (811-08817) to
the Trust’s Form N-1A Registration Statement on March 16, 2023 and incorporated herein by reference.

16 (13)(g)(i)
Amendment dated July 15, 2025 to the Fund of Funds Investment Agreement, effective October 5, 2022, among the Trust and SPDR Series Trust, SPDR Index Shares Funds, and SSGA Active Trust – Filed as an Exhibit to
Post-Effective Amendment No. 186 to the Trust’s Form N-1A Registration Statement on September 22, 2025
and incorporated herein by reference.

16 (13)(h)
BNY Mellon ETF Investment Adviser, LLC Fund of Funds Investment Agreement, effective January 25, 2023, between the Trust and BNY Mellon ETF Investment Adviser, LLC – Filed as an Exhibit to Amendment No. 185
(811-08817) to the Trust’s Form N-1A Registration Statement on March 16, 2023 and incorporated herein by reference.

16 (13)(i)
DBX ETFs Fund of Funds Investment Agreement, dated January 19, 2022, between the Trust and DBX ETF
Trust – Filed as an Exhibit to Amendment No. 185 (811-08817) to the Trust’s Form N-1A Registration
Statement on March 16, 2023 and incorporated herein by reference.

16 (13)(i)(i)
Schedule A, amended July 15, 2025, to the DBX ETFs Fund of Funds Investment Agreement, dated January 19,
2022, between the Trust and DBX ETF Trust – Filed as an Exhibit to Post-Effective Amendment No. 186 to the
Trust’s Form N-1A Registration Statement on September 22, 2025 and incorporated herein by reference.

16 (13)(j)
Fund of Funds Investment Agreement, dated May 3, 2023, between the Trust and The Select Sector SPDR
Trust– Filed as an Exhibit to Post-Effective Amendment No. 181 to the Trust’s Form N-1A Registration
Statement on September 26, 2024 and incorporated herein by reference.

16 (13)(j)(i)
Amendment dated July 15, 2025 to the Fund of Funds Investment Agreement, dated May 3, 2023, between the
Trust and The Select Sector SPDR Trust – Filed as an Exhibit to Post-Effective Amendment No. 186 to the
Trust’s Form N-1A Registration Statement on September 22, 2025 and incorporated herein by reference.

16 (13)(k)
Allocation Agreement, dated May 24, 2002 (Directors & Officers Liability) – Filed as an Exhibit to
Post-Effective Amendment No. 181 to the Trust’s Form N-1A Registration Statement on September 26, 2024
and incorporated herein by reference.

16 (13)(k)(i)
Amended Schedule A, dated February 28, 2025, to the Allocation Agreement, dated May 24, 2002 (Directors &
Officers Liability) – Filed as an Exhibit to Post-Effective Amendment No. 184 to the Trust’s Form N-1A
Registration Statement on July 24, 2025 and incorporated herein by reference.

16 (13)(l)
Allocation Agreement, dated May 24, 2002 (Fidelity Bond) – Filed as an Exhibit to Post-Effective Amendment
No. 181 to the Trust’s Form N-1A Registration Statement on September 26, 2024 and incorporated herein by reference.

16 (13)(l)(i)
Amended Schedule A, dated February 28, 2025, to the Allocation Agreement, dated May 24, 2002 (Fidelity
Bond) – Filed as an Exhibit to Post-Effective Amendment No. 184 to the Trust’s Form N-1A Registration
Statement on July 24, 2025 and incorporated herein by reference.

16 (14)	Consent of Independent Registered Public Accounting Firm – Filed as an Exhibit to the Trust’s Form N-14 Registration Statement (333-294277) on April 22, 2026 and incorporated herein by reference.
16 (15)	Not applicable.
16 (16)	Powers of Attorney – Filed as an Exhibit to the Trust’s Form N-14 Registration Statement (333-294277) on March 13, 2026 and incorporated herein by reference.
16 (17)	Not applicable.
Item 17. Undertakings
1.
The Trust agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act (17 CFR 230.145(c)), the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
2.
The Trust agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.
3.
The Trust agrees to file an executed copy of the opinion of counsel supporting the tax consequences of the proposed reorganization as an amendment to this Registration Statement within a reasonable time after receipt of such opinion.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement pursuant to Rule 462(d) under the 1933 Act and has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale and the State of Arizona on the 24th day of July, 2026.

VOYA EQUITY TRUST

By:	/s/ Joanne F. Osberg
Joanne F. Osberg
Secretary

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Christian G. Wilson*	President, Chief/Principal Executive Officer, and Interested Trustee	July 24, 2026
Todd Modic*	Senior Vice President, Chief/Principal Financial Officer and	July 24, 2026
Assistant Secretary
Fred Bedoya*	Vice President, Principal Accounting Officer and Treasurer	July 24, 2026
Colleen D. Baldwin*	Trustee	July 24, 2026
John V. Boyer*	Trustee	July 24, 2026
Jody T. Foster*	Trustee	July 24, 2026
Dennis A. Johnson*	Trustee	July 24, 2026
Joseph E. Obermeyer*	Trustee	July 24, 2026
Christopher P. Sullivan*	Trustee	July 24, 2026

Mark R. Wetzel*	Trustee	July 24, 2026

*By: /s/ Joanne F. Osberg Joanne F. Osberg Attorney-in-Fact**

**Powers of Attorney for Christian G. Wilson, Todd Modic, Fred Bedoya, and each Trustee – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement (333-294277) on March 13, 2026 and incorporated herein by reference.